Exhibit 10.1

EMPLOYMENT SECURITY AGREEMENT

THIS EMPLOYMENT SECURITY AGREEMENT (the “Agreement”) is entered into this 28th day of October 2020, between Consolidated Communications Holdings, Inc., a Delaware corporation (the “Company”), and C. Robert Udell, Jr. (“Executive”).

Executive is employed by the Company or one of its wholly-owned subsidiaries (referred to collectively as the “Company”), and the Company desires to provide certain security to Executive in connection with a potential termination of employment. Accordingly, the Company and Executive, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby agree as follows:

1.	Payments and Benefits Not in Connection with a Change in Control. If (i) the Company terminates Executive’s employment with the Company without Cause (as defined below), or (ii) Executive terminates such employment with Good Reason (as defined below), and Executive is not otherwise entitled to the payments and benefits described in Section 2 below, the Company shall provide the benefits and, within thirty (30) days of Executive’s Employment Termination (as defined below), make the payments, described below.

(a)	Cash Payment. The Company shall make a lump sum cash payment to Executive equal to two (2) times Executive’s Annual Compensation (as defined below).

(b)	Short-Year Bonus. The Company shall make a lump sum cash payment to Executive equal to a pro rata portion (based on the date on which Executive’s Employment Termination occurs) of the annual amounts payable to Executive under all cash-based incentive or bonus plans or arrangements of the Company, determined as if targeted performance goals under such plans or arrangements were attained at a 100% level, with respect to the fiscal year in which Executive’s Employment Termination occurs. Notwithstanding the foregoing provisions of this subsection (b), the short-year bonus payment described herein shall be paid to Executive only to the extent that as a result of Executive’s Employment Termination, Executive is not eligible to receive a payment under a cash-based incentive plan or arrangement of the Company for the fiscal year in which the Employment Termination occurs.

(c)	Welfare Benefit Plans. With respect to each Welfare Benefit Plan (as defined below), for the period beginning on Executive’s Employment Termination and ending on the earlier of (i) two (2) years following Executive’s Employment Termination, or (ii) the date Executive becomes covered by a welfare benefit plan or program maintained by an entity other than the Company which provides coverage or benefits at least equal, in all respects, to such Welfare Benefit Plan, Executive shall continue to participate in such Welfare Benefit Plan on the same basis and at the same cost to Executive as was the case immediately prior to the Change in Control (or, if more favorable to Executive, as was the case at any time hereafter), or, if any benefit or coverage cannot be provided under a Welfare Benefit Plan because of applicable law or contractual provisions, Executive shall be provided with substantially similar benefits and coverage for such period. Immediately following the expiration of the continuation period required by the preceding sentence, Executive shall be entitled to continued group health benefit plan coverage (so-called “COBRA coverage”) in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), it being intended that COBRA coverage shall be consecutive to the benefits and coverage provided for in the preceding sentence.

(d)	Salary to Date of Employment Termination. The Company shall pay to Executive any unpaid salary or other compensation of any kind earned with respect to any period prior to Executive’s Employment Termination and a lump sum cash payment for accumulated but unused vacation earned through such Employment Termination.

2.	Payments and Benefits in Connection with a Change in Control. If within two (2) years following a Change in Control (as defined below), (i) the Company terminates Executive’s employment with the Company without Cause (as defined below), or (ii) Executive voluntarily terminates such employment with Good Reason (as defined below), the Company shall provide the benefits and, within thirty (30) days of Executive’s Employment Termination (as defined below), make the payments, described below.

(a)	Cash Payment. The Company shall make a lump sum cash payment to Executive equal to three (3) times Executive’s Annual Compensation (as defined below).

(b)	Short-Year Bonus. The Company shall make a lump sum cash payment to Executive equal to a pro rata portion (based on the date on which Executive’s Employment Termination occurs) of the annual amounts payable to Executive under all cash-based incentive or bonus plans or arrangements of the Company, determined as if targeted performance goals under such plans or arrangements were attained at a 100% level, with respect to the fiscal year in which either Executive’s Employment Termination occurs or the Change in Control occurs, whichever produces a higher amount. Notwithstanding the foregoing provisions of this subsection (b), the short-year bonus payment described herein shall be paid to Executive only to the extent that as a result of Executive’s Employment Termination, Executive is not eligible to receive a payment under a cash-based incentive plan or arrangement of the Company for the fiscal year in which the Employment Termination occurs.

(c)	Welfare Benefit Plans. With respect to each Welfare Benefit Plan (as defined below), for the period beginning on Executive’s Employment Termination and ending on the earlier of (i) three (3) years following Executive’s Employment Termination, or (ii) the date Executive becomes covered by a welfare benefit plan or program maintained by an entity other than the Company which provides coverage or benefits at least equal, in all respects, to such Welfare Benefit Plan, Executive shall continue to participate in such Welfare Benefit Plan on the same basis and at the same cost to Executive as was the case immediately prior to the Change in Control (or, if more favorable to Executive, as was the case at any time hereafter), or, if any benefit or coverage cannot be provided under a Welfare Benefit Plan because of applicable law or contractual provisions, Executive shall be provided with substantially similar benefits and coverage for such period. Immediately following the expiration of the continuation period required by the preceding sentence, Executive shall be entitled to continued group health benefit plan coverage (so-called “COBRA coverage”) in accordance with Section 4980B of the Internal Revenue Code of 1986, as amended (the “Code”), it being intended that COBRA coverage shall be consecutive to the benefits and coverage provided for in the preceding sentence.

(d)	Salary to Date of Employment Termination. The Company shall pay to Executive any unpaid salary or other compensation of any kind earned with respect to any period prior to Executive’s Employment Termination and a lump sum cash payment for accumulated but unused vacation earned through such Employment Termination.

3.	Definitions. For purposes of this Agreement:

(a)	“Cause” shall mean: (i) the conviction of, pleading guilty to, or confessing or otherwise admitting to any felony or any act of fraud, misappropriation or embezzlement; (ii) the act or omission by Executive involving malfeasance or gross negligence in the performance of Executive’s duties and responsibilities to the material detriment of the Company; or (iii) the breach of any provision of any code of conduct adopted by the Company which applies to the Company if the consequence to such violation for any Executive subject to such code of conduct ordinarily would be a termination of his or her employment by the Company; provided however, no such act or omission or event shall be treated as “Cause” under this Agreement unless (a) Executive has been provided a detailed, written statement of the basis for belief that such act or omission or event constitutes “Cause” and an opportunity to meet with the Compensation Committee of the Board of Directors of the Company (the “Committee”) (together with Executive’s counsel if Executive chooses to have counsel present at such meeting) after Executive has had a reasonable period in which to review such statement and, if the act or omission or event is one which can be cured by Executive, Executive has had at least a thirty (30) day period to take corrective action and (b) a majority of the Committee after such meeting (if Executive exercises Executive’s right to have a meeting) and after the end of such thirty (30) day correction period (if applicable) determines reasonably and in good faith that “Cause” does exist under this Agreement.

(b)	(i) “Good Reason” shall exist if:

a.	there is any reduction in Executive’s base salary and/or bonus opportunity without Executive’s express written consent, other than a reduction that is applied in a consistent manner to all Company executives generally;

b.	there is any material reduction in the scope, importance or prestige of Executive’s duties, responsibilities or powers at the Company without Executive’s express written consent; or

c.	the Company transfers Executive’s primary work site to a new primary work site which is more than 30 miles (measured along a straight line) from Executive’s then current primary work site unless such new primary work site is closer (measured along a straight line) to Executive’s primary residence than Executive’s then current primary work site. For the avoidance of doubt, the Executive’s primary work site is Conroe, Texas.

(ii)	Notwithstanding the foregoing, no such act or omission shall be treated as “Good Reason” under this Agreement unless:

a.	(1) Executive delivers to the Committee a detailed, written statement of the basis for the Executive’s belief that such act or omission constitutes Good Reason, (2) Executive delivers such statement before the later of (A) the end of the ninety (90) day period which starts on the date there is an act or omission which forms the basis for Executive’s belief that Good Reason exists or (B) the end of the period mutually agreed upon for purposes of this paragraph in writing by Executive and the Committee, (3) Executive gives the Committee a thirty (30) day period after the delivery of such statement to cure the basis for such belief and (4) Executive actually submits his or her written resignation to the Committee during the sixty (60) day period which begins immediately after the end of such thirty (30) day period if Executive reasonably and in good faith determines that Good Reason continues to exist after the end of such thirty (30) day period; or

b.	The Company states in writing to Executive that Executive has the right to treat any such act or omission as Good Reason under this Agreement and Executive resigns during the sixty (60) day period which starts on date such statement is actually delivered to Executive.

(c)	“Change in Control” shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “1934 Act”) as in effect at the time of such “change in control”, provided that such a change in control shall be deemed to have occurred on the earliest to occur of any of the following:

(i)	any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), other than an “affiliate” (as that term is defined in Section 5 of Article IV of the Company’s amended and restated certificate of incorporation) of Richard A. Lumpkin, is or becomes the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) directly or indirectly, of securities representing a majority of the combined voting power for election of directors of the then outstanding securities of the Company or any successor to the Company;

(ii)	during any period of two consecutive years or less, individuals who at the beginning of such period constitute the Board cease, for any reason, to constitute at least a majority of the Board, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period;

(iii)	the consummation of any dissolution or liquidation of the Company or any sale or the disposition of 50% or more of the assets or business of the Company; or

(iv)	the consummation of a reorganization, merger, consolidation or share exchange involving the Company unless (A) the persons who were the beneficial owners of the outstanding shares of the common stock of the Company immediately before the consummation of such transaction beneficially own at least a majority of the outstanding shares of the common stock of the successor or survivor corporation in such transaction immediately following the consummation of such transaction and (B) the number of shares of the common stock of such successor or survivor corporation beneficially owned by the persons described in § 2(c)(iv)(A) immediately following the consummation of such transaction is beneficially owned by each such person in substantially the same proportion that each such person had beneficially owned shares of the Company common stock immediately before the consummation of such transaction, provided (C) the percentage described in § 2(c)(iv)(A) of the beneficially owned shares of the successor or survivor corporation and the number described in § 2(c)(iv)(B) of the beneficially owned shares of the successor or survivor corporation shall be determined exclusively by reference to the shares of the successor or survivor corporation which result from the beneficial ownership of shares of common stock of the Company by the persons described in § 2(c)(iv)(A) immediately before the consummation of such transaction.

(d)	“Annual Compensation” shall mean the sum of: (i) Executive’s salary for one year (A) at Executive’s salary rate in effect on Executive’s Employment Termination if such Employment Termination occurs prior to a Change in Control, or (B) at the greater of (I) Executive’s salary rate in effect immediately prior to the date of the Change in Control, or (II) Executive’s salary rate in effect on Executive’s Employment Termination, if such Employment Termination occurs on or after a Change in Control; and (ii) the Amounts Payable Under Any Cash Bonus Plans (as defined below) in which Executive participates.

(e)	“Employment Termination” shall mean the effective date of: (i) Executive’s termination of employment with the Company with Good Reason; or (ii) the termination of Executive’s employment by the Company without Cause.

(f)	“Welfare Benefit Plan” shall mean each welfare benefit plan maintained or contributed to by the Company, including, but not limited to a plan that provides health (including medical and dental), life, accident or disability benefits or insurance, or similar coverage, in which Executive was participating immediately prior to the date of the Change in Control.

(g)	“Amounts Payable Under Any Cash Bonus Plans” shall mean the annual amounts payable to Executive under any cash-based incentive or bonus plans or arrangements in which Executive participates, determined as if targeted performance goals under such plans or arrangements were attained at a 100% level, with respect to (i) the fiscal year in which Executive’s Employment Termination occurs, if such Employment Termination occurs prior to a Change in Control, or (ii) the fiscal year in which either Executive’s Employment Termination occurs or the Change in Control occurs, whichever produces a higher amount, if such Employment Termination occurs on or after a Change in Control.

4.	Limitation on Payments.

(a)	Anything in this Agreement to the contrary notwithstanding, in the event that a Change in Control or other transaction occurs and any payment or distribution by or on behalf of the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (the “Payments”) would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code or any corresponding provisions of state or local excise tax law (the “Excise Tax”), the Company shall pay or provide Executive with the greater of the following amounts, whichever results in the higher net after-tax amount (after taking into account federal, state, local and payroll taxes at Executive’s marginal rates and the Excise Tax): (a) the Payments; or (b) Payments not in excess of the greatest amount that can be paid without resulting in the imposition of the Excise Tax. Any reduction to the Payments shall first be made from any cash benefits payable pursuant to this Agreement, and thereafter as determined by Executive and the Company. The Company shall be responsible for timely selecting an accounting firm to make a determination as to whether any Excise Tax would be reported with respect to the Payments, and the Company shall be responsible for all fees and expenses connected with the determinations made by such accounting firm.

(b)	Executive agrees to notify the Company in the event of any audit or other proceeding by the IRS or any taxing authority in which the IRS or other taxing authority asserts that any Excise Tax should be assessed against Executive and to cooperate with the Company in contesting any such proposed assessment with respect to such Excise Tax (a “Proposed Assessment”). Executive agrees not to settle any Proposed Assessment without the consent of the Company. If the Company does not consent to allow Executive to settle the Proposed Assessment within thirty (30) days following such demand therefor, the Company shall indemnify and hold harmless Executive with respect to any additional taxes, interest and/or penalties that Executive is required to pay by reason of the delay in finally resolving Executive’s tax liability (such indemnification to be made as soon as practicable, but in no event later than the end of the calendar year following the calendar year in which Employee makes such remittance)

5.	Code Section 409A Compliance. Notwithstanding anything in this Agreement to the contrary:

(a)	If at Executive’s Employment Termination Executive is a “Key Employee” as defined in Code Section 416(i) (without reference to paragraph 5 thereof), to the extent any amounts payable to Executive pursuant to this Agreement are subject to Code Section 409A, payment of such amounts shall not be made until six months following Executive’s Employment Termination.

(b)	Reimbursements or in-kind benefits provided under this Agreement that are subject to Code Section 409A are subject to the following restrictions: (i) the amount of expenses eligible for reimbursements, or in-kind benefits provided, to Executive during a calendar year shall not affect the expenses eligible for reimbursement or the in-kind benefits provided in any other calendar year, and (ii) reimbursement of an eligible expense shall be made as soon as practicable, but in no event later than the last day of the calendar year following the calendar year in which the expense was incurred.

6.	Mitigation and Set-Off. Executive shall not be required to mitigate Executive’s damages by seeking other employment or otherwise. Except as provided in Sections 1(c) and 2(c) of this Agreement, the Company’s obligations under this Agreement shall not be reduced in any way by reason of any compensation or benefits received (or foregone) by Executive from sources other than the Company after Executive’s Employment Termination, or any amounts that might have been received by Executive in other employment had Executive sought such other employment. Executive’s entitlement to benefits and coverage under this Agreement shall continue after, and shall not be affected by, Executive’s obtaining other employment after his Employment Termination, provided that any such benefit or coverage shall not be furnished if Executive expressly waives the specific benefit or coverage by giving written notice of waiver to the Company.

7.	Litigation Expenses. The Company shall pay to Executive all out-of-pocket expenses, including attorneys’ fees, incurred by Executive in the event Executive successfully enforces any provision of this Agreement in any action, arbitration or lawsuit.

8.	Restrictive Covenants. Executive agrees that of the amount paid to Executive pursuant to Section 1(a) or Section 2(a) of the Agreement, a portion equal to one times Executive’s Annual Compensation shall serve as adequate consideration for the restrictive covenants described below:

(a)	Non-Compete. Executive agrees that he shall not, while Executive is employed by the Company and for one year following any Employment Termination, be associated, directly or indirectly, as an employee, proprietor, stockholder, partner, agent, representative, officer, or otherwise, with the operation of any business that is competitive with any line of business of the Company for which Executive has provided substantial services, in any geographic area in which such line of business was active at the time of Executive’s Employment Termination, without the prior written consent of the Company, which shall not unreasonably be withheld, except that Executive’s ownership (or that of his wife and children) of less than 1% of any class of publicly-traded securities of any such business shall not be considered a violation of this Section. For purposes of the preceding sentence, Executive shall be considered as the “stockholder” of any equity securities owned by his spouse and all relatives and children residing in Executive’s principal residence.

(b)	No Solicitation of Customers, Representatives, Agents or Employees. Executive agrees that he shall not, while Executive is employed by the Company and for one year following any Employment Termination, directly or indirectly, in his individual capacity or otherwise, induce, cause, persuade, or attempt to do any of the foregoing in order to cause, any customer, representative, agent or employee of the Company to terminate such person’s relationship with the Company or to violate the terms of any agreement between said customer, representative, agent or employee and the Company.

9.	Confidentiality. Executive acknowledges that preservation of a continuing business relationship between the Company and its customers, representative, and employees is of critical importance to the continued business success of the Company and that it is the active policy of the Company to guard as confidential the identity of its customers, trade secrets, pricing policies, business affairs, representatives and employees. In view of the foregoing, Executive agrees that he shall not, while employed by the Company and thereafter, without the prior written consent of the Company (which consent shall not be withheld unreasonably), disclose to any person or entity any information concerning the business of, or any customer, representative, agent or employee of, the Company which was obtained by Executive in the course of his employment by the Company. This section shall not be applicable if and to the extent Executive is required to testify in a legislative, judicial or regulatory proceeding pursuant to an order of Congress, any state or local legislature, a judge, or an administrative law judge.

10.	Assignment; Successors. This Agreement may not be assigned by the Company without the written consent of Executive but the obligations of the Company under this Agreement shall be the binding legal obligations of any successor to the Company by merger, consolidation or otherwise, and in the event of any business combination or transaction that results in the transfer or substantially all of the assets or business of the Company, the Company will cause the transferee to assume the obligations of the Company under this Agreement. This Agreement may not be assigned by Executive during Executive’s life, and upon Executive’s death will inure to the benefit of Executive’s heirs, legatees and legal representatives of Executive’s estate.

11.	Withholding. The Company may withhold from any payment that it is required to make under this Agreement amounts sufficient to satisfy applicable withholding requirements under any federal, state or local law.

12.	Amendment or Termination. This Agreement may be amended at any time by written agreement between the Company and Executive. The Company may terminate this Agreement by written notice given to Executive at least two years prior to the effective date of such termination, provided that, if a Change in Control occurs prior to the effective date of such termination, the termination of this Agreement shall not be effective and Executive shall be entitled to the full benefits of this Agreement. Any such amendment or termination shall be made pursuant to a resolution of the Board.

13.	Financing. Cash and benefit payments under this Agreement shall constitute general obligations of the Company. Executive shall have only an unsecured right to payment thereof out of the general assets of the Company. Notwithstanding the foregoing, the Company may, by agreement with one or more trustees to be selected by the Company, create a trust on such terms as the Company shall determine to make payments to Executive in accordance with the terms of this Agreement.

14.	Interpretation. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Illinois, without regard to the conflict of law principles thereof.

15.	Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect.

16.	Other Agreements. This Agreement supersedes and cancels any prior written or oral agreements and understandings relating to the terms of this Agreement including any prior Employment Security Agreement between Executive and the Company.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first written above.

Consolidated Communications Holdings, Inc.	Executive
By: /s/ Robert J. Currey	/s/ C. Robert Udell, Jr.
Robert J. Currey	C. Robert Udell, Jr.

Its: Chairman